EXHIBIT 3

THIRD QUARTER 2004

INTERIM FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004

AGRIUM INC.
Consolidated Statements of Operations and Retained Earnings
(Millions of U.S. dollars, except per share information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Sales	$716	$592	$2,235	$1,953
Direct freight	44	31	117	91

Net sales	672	561	2,118	1,862
Cost of product	441	389	1,462	1,327

Gross profit	231	172	656	535

Expenses
Selling, general and administrative	75	71	218	204
Depreciation and amortization	40	34	117	101
Royalties and other taxes	9	4	23	13
Income from liquidated damages (note 7)	(41)	—	(41)	—
Other expenses	7	9	40	28

	90	118	357	346

Earnings before interest expense and income taxes	141	54	299	189
Interest on long-term debt	12	15	38	44
Other interest	(1)	—	1	4

Earnings before income taxes	130	39	260	141

Current income taxes	38	6	75	35
Future income taxes	5	8	11	18

Income taxes	43	14	86	53

Net earnings	87	25	174	88
Retained earnings — beginning of period	221	242	145	191
Common share dividends declared	—	—	(7)	(7)
Preferred securities charges	(3)	(3)	(7)	(8)

Retained earnings — end of period	$305	$264	$305	$264

Earnings per share (note 6)
Basic	$0.65	$0.18	$1.28	$0.64
Diluted	$0.60	$0.17	$1.20	$0.60

AGRIUM INC.
Consolidated Statements of Cash Flows
(Millions of U.S. dollars)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Operating
Net earnings	$87	$25	$174	$88
Items not affecting cash
Depreciation and amortization	40	34	117	101
Future income taxes	5	8	11	18
Net change in non-cash working capital	(6)	(20)	(51)	(88)

Cash provided by operating activities	126	47	251	119

Investing
Capital expenditures	(13)	(36)	(48)	(67)
Increase in other assets	(2)	(2)	(7)	(2)
Proceeds from disposal of assets and investments	1	—	3	11
Other	3	20	10	27

Cash used in investing activities	(11)	(18)	(42)	(31)

Financing
Common shares	5	1	8	1
Bank indebtedness proceeds (repayment)	—	—	1	(1)
Long-term debt repayment	(7)	(1)	(98)	(4)
Common share dividends paid	(7)	(7)	(14)	(14)
Preferred securities charges paid	(3)	(3)	(7)	(8)

Cash used in financing activities	(12)	(10)	(110)	(26)

Increase in cash and cash equivalents	103	19	99	62
Cash and cash equivalents — beginning of period	196	152	200	109

Cash and cash equivalents — end of period	$299	$171	$299	$171

AGRIUM INC.
Consolidated Balance Sheet
(Millions of U.S. dollars)
(Unaudited)

	As at		As at
	September 30,		December 31,
	2004	2003	2003
ASSETS
Current assets
Cash and cash equivalents	$299	$171	$200
Accounts receivable	454	271	314
Inventories	425	385	368
Prepaid expenses	44	41	60

	1,222	868	942
Capital assets	1,214	1,476	1,260
Other assets	73	85	71

	$2,509	$2,429	$2,273

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$510	$383	$404
Current portion of long-term debt	47	104	121

	557	487	525
Long-term debt
Recourse debt	499	532	503
Non-recourse debt	91	125	111

	590	657	614
Other liabilities	214	174	181
Future income taxes	142	194	132

	1,503	1,512	1,452

Shareholders’ equity
Share capital
Authorized: unlimited common shares and preferred securities
Issued:
Common shares: 2004 - 131 million (2003 - 126 million)	548	485	490
Preferred securities:
8% Redeemable: 2004 – seven million (2003 - seven million)	172	172	172
6% Convertible, redeemable: 2004 - nil (2003 - two million) (note 4)	—	50	50
Contributed surplus	2	—	1
Retained earnings	305	264	145
Cumulative translation adjustment	(21)	(54)	(37)

	1,006	917	821

	$2,509	$2,429	$2,273

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the nine months ended September 30, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

1.	SIGNIFICANT ACCOUNTING POLICIES

The Corporation’s accounting policies are in accordance with accounting principles generally accepted in Canada and are consistent with those outlined in the annual audited financial statements except where stated below. These interim consolidated financial statements do not include all disclosures normally provided in annual financial statements and should be read in conjunction with the Corporation’s audited consolidated financial statements for the year ended December 31, 2003. In management’s opinion, the interim consolidated financial statements include all adjustments necessary to present fairly such information.

Certain comparative figures have been reclassified to conform to the current year’s presentation.

2.	BANK INDEBTEDNESS

In May 2004, Agrium Inc. and its wholly owned subsidiary, Agrium U.S. Inc., entered into a $450-million three-year syndicated revolving unsecured credit facility. The new credit agreement replaced Agrium Inc.’s $225-million credit facility due in May 2004 and Agrium U.S. Inc.’s $56-million credit facility due in December 2004.

Under the terms of the agreement, Agrium Inc. and Agrium U.S. Inc. may borrow a maximum principal amount of $325-million and $125-million respectively. Interest rates are at either Canadian prime rate plus a variable margin, U.S. base rate established by a bank plus a variable margin, LIBOR plus a variable margin or bankers’ acceptance rate plus a variable margin, at the election of the borrower.

The credit facility requires that Agrium Inc. maintain certain financial ratios and other covenants.

3.	EMPLOYEE FUTURE BENEFITS

The total net employee future benefits expense for the Corporation’s pension and post-retirement benefit plans are computed as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Defined benefit pension plans	2	2	6	6
Post-retirement benefit plans	1	1	4	3
Defined contribution pension plans	1	1	8	7

Total expense	4	4	18	16

This expense is reflected in our cost of product and general and administrative expenses.

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the nine months ended September 30, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

4.	SHARE CAPITAL

In January 2004, all holders of the six percent convertible, redeemable preferred securities elected to convert the securities into common shares at the stated conversion price of $11.9677 per share, resulting in the issuance of an additional 4.18 million common shares.

5.	STOCK BASED COMPENSATION

The Corporation began prospectively expensing the fair value of stock options granted in 2003 over their vesting period. In accordance with the prospective method of adoption, the Corporation has recorded no compensation expense for stock options granted prior to January 1, 2003 and will continue to provide pro-forma disclosure of the effect on net earnings (loss) and earnings (loss) per share had the fair value been expensed. The following table summarizes the pro-forma disclosure for stock options granted prior to 2003 that have not been expensed.

	Three months ended
	September 30,
	2004		2003
	As Reported	Pro forma	As Reported	Pro forma
Net earnings	$87	$86	$25	$23
Earnings per share
Basic	$0.65	$0.64	$0.18	$0.16
Diluted	$0.60	$0.60	$0.17	$0.16

	Nine months ended
	September 30,
	2004		2003
	As Reported	Pro forma	As Reported	Pro forma
Net earnings	$174	$171	$88	$84
Earnings per share
Basic	$1.28	$1.26	$0.64	$0.60
Diluted	$1.20	$1.18	$0.60	$0.57

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the nine months ended September 30, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

6.	EARNINGS PER SHARE

The following table summarizes the computation of net earnings per share:

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Numerator:
Net earnings	$87	$25	$174	$88
Preferred securities charges (net of tax)	(3)	(3)	(7)	(8)

Numerator for basic earnings per share	84	22	167	80

Preferred securities charges (net of tax)	3	3	7	8

Numerator for diluted earnings per share	$87	$25	$174	$88

Denominator:
Weighted average denominator for basic earnings per share	131	126	131	126

Dilutive instruments:
Stock options (a)	1	1	1	1
Preferred securities converted to common shares
$175-million , eight percent (a)	12	15	12	16
$50-million, six percent (note 4)(a)	—	4	—	4

Denominator for diluted earnings per share	144	146	144	147

Basic earnings per share	$0.65	$0.18	$1.28	$0.64
Diluted earnings per share	$0.60	$0.17	$1.20	$0.60

(a)	For diluted earnings per share, these dilutive instruments are added back only when the impact of the instrument is dilutive to basic earnings per share.

There were 131 million common shares outstanding at September 30, 2004 (2003 – 126 million). As at September 30, 2004, the Corporation has outstanding approximately nine million options and options with tandem stock appreciation rights to acquire common shares.

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the nine months ended September 30, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

7.	KENAI UPDATE

In July 2004, an Arbitration Panel awarded the Corporation damages for Union Oil Company of California’s (Unocal) failure to deliver gas under its supply obligations to our Kenai, Alaska nitrogen facility. In the third quarter of 2004, $41-million of damages plus $2-million of interest have been recorded related to the award.

The nitrogen facility uses gas purchased under the Unocal gas supply contract to satisfy an annual supply obligation of 1.74 Bcf/year of natural gas under a power cogeneration agreement for the facility with an electric company. The initial term of the power cogeneration agreement expires December 31, 2013, subject to an automatic renewal which is terminable on 18 months notice after the expiry of the initial term. The cogeneration supply obligations may survive plant closure. The Corporation is seeking damages from Unocal respecting any ongoing obligations under the power cogeneration agreement.

8.	SEASONALITY

The fertilizer business is seasonal in nature. Sales are concentrated in the spring and fall planting seasons while produced inventories are accumulated throughout the year. Cash collections generally occur after the planting seasons in North and South America.

9.	SEGMENTED INFORMATION

The Corporation’s primary activity is the production and wholesale marketing of nitrogen, potash and phosphate and the retail sales of fertilizers, chemicals and other agricultural inputs and services. The Corporation operates principally in Canada, the United States and Argentina.

Net sales between segments are accounted for at prices which approximate fair market value and are eliminated on consolidation. The reportable segment entitled “Other” includes Corporate functions and inter-segment eliminations.

Schedule 1

AGRIUM INC.
Segmentation
(unaudited — millions of U.S. dollars)

	Three Months Ended September 30
	North America		North America		South America		South America
	Wholesale		Retail		Wholesale		Retail		Other		Total
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Net sales — external	$381	$281	$208	$214	$41	$33	$42	$33	$—	$—	$672	$561
— inter-segment	31	22	—	—	6	5	—	—	(37)	(27)	—	—

Total net sales	412	303	208	214	47	38	42	33	(37)	(27)	672	561
Cost of product	290	239	138	138	13	11	34	27	(34)	(26)	441	389

Gross profit	122	64	70	76	34	27	8	6	(3)	(1)	231	172
Gross profit %	30%	21%	34%	36%	72%	71%	19%	18%	8%	4%	34%	31%

Selling Expenses	$4	$4	$52	$50	$1	$—	$4	$4	$(1)	$—	$60	$58
EBIT (1)	$99	$26	$13	$22	$29	$21	$4	$1	$(4)	$(16)	$141	$54
EBITDA (2)	$129	$50	$17	$26	$33	$25	$5	$1	$(3)	$(14)	$181	$88

	Nine Months Ended September 30
	North America		North America		South America		South America
	Wholesale		Retail		Wholesale		Retail		Other		Total
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Net sales — external	$1,129	$975	$814	$747	$94	$77	$81	$63	$—	$—	$2,118	$1,862
— inter-segment	74	59	—	—	10	8	—	—	(84)	(67)	—	—

Total net sales	1,203	1,034	814	747	104	85	81	63	(84)	(67)	2,118	1,862
Cost of product	862	785	588	530	30	25	64	52	(82)	(65)	1,462	1,327

Gross profit	341	249	226	217	74	60	17	11	(2)	(2)	656	535
Gross profit %	28%	24%	28%	29%	71%	71%	21%	17%	2%	3%	31%	29%

Selling Expenses	$12	$11	$155	$145	$1	$1	$10	$8	$(2)	$(1)	$176	$164
EBIT (1)	$209	$124	$57	$59	$60	$46	$7	$3	$(34)	$(43)	$299	$189
EBITDA (2)	$296	$194	$70	$72	$71	$58	$8	$4	$(29)	$(38)	$416	$290

(1)	Earnings (loss) before interest expense and income taxes.

(2)	Earnings (loss) before interest expense, income taxes, depreciation and amortization.

Schedule 2 (a)

AGRIUM INC.
Product Lines
Three Months Ended September 30
(unaudited — millions of U.S. dollars)

	2004					2003
			Sales	Selling				Sales	Selling
	Net	Gross	Tonnes	Price	Margin	Net	Gross	Tonnes	Price	Margin
	Sales	Profit	(000's)	($/Tonne)	($/Tonne)	Sales	Profit	(000's)	($/Tonne)	($/Tonne)
North America Wholesale
Nitrogen (1)
Ammonia	$87	$29	325	268	89	$59	$11	253	$233	$43
Urea	128	38	579	221	66	97	19	528	184	36
Nitrate, Sulphate and Other	70	13	396	177	33	47	11	276	170	40

Total Nitrogen	285	80	1,300	219	62	203	41	1,057	192	39
Phosphate	79	17	311	254	55	62	8	276	225	29
Potash (2)	48	25	382	126	65	38	15	406	94	37

	412	122	1,993	207	61	303	64	1,739	174	37
South America Wholesale (1)	47	34	191	246	178	38	27	196	194	138
North America Retail
Fertilizers	77	21				73	22
Chemicals	103	30				112	33
Other	28	19				29	21

	208	70				214	76
South America Retail	42	8				33	6
Inter-segment	(37)	(3)				(27)	(1)

Total	$672	$231				$561	$172

(1)	International nitrogen sales were 586,000 tonnes (2003 - 471,000) net sales were $129‑million (2003 - $78‑million) and gross profit was $72‑million (2003 - $40‑million) for the quarter ended September 30.

(2)	International potash sales were 173,000 tonnes (2003 - 126,000) net sales were $19‑million (2003 - $10‑million) and gross profit was $12‑million (2003 - $5‑million) for the quarter ended September 30.

Schedule 2 (b)

AGRIUM INC.
Product Lines
Nine Months Ended September 30
(unaudited — millions of U.S. dollars)

	2004					2003
			Sales	Selling				Sales	Selling
	Net	Gross	Tonnes	Price	Margin	Net	Gross	Tonnes	Price	Margin
	Sales	Profit	(000's)	($/Tonne)	($/Tonne)	Sales	Profit	(000's)	($/Tonne)	($/Tonne)
North America Wholesale
Nitrogen (1)
Ammonia	$297	$88	1,113	267	79	$253	$60	1,070	$236	$56
Urea	333	81	1,562	213	52	300	68	1,597	188	43
Nitrate, Sulphate and Other	214	52	1,159	185	45	179	46	1,022	175	45

Total Nitrogen	844	221	3,834	220	58	732	174	3,689	198	47
Phosphate	207	47	810	256	58	186	31	777	239	40
Potash (2)	152	73	1,331	114	55	116	44	1,226	95	36

	1,203	341	5,975	201	57	1,034	249	5,692	182	44
South America Wholesale (1)	104	74	485	214	153	85	60	480	177	125
North America Retail
Fertilizers	364	93				305	88
Chemicals	341	81				343	81
Other	109	52				99	48

	814	226				747	217
South America Retail	81	17				63	11
Inter-segment	(84)	(2)				(67)	(2)

Total	$2,118	$656				$1,862	$535

(1)	International nitrogen sales were 1,444,000 tonnes (2003 - 1,491,000) net sales were $283‑million (2003 - $229‑million) and gross profit was $144‑million (2003 - $108‑million) for nine months ended September 30.

(2)	International potash sales were 530,000 tonnes (2003 - 432,000) net sales were $49‑million (2003 - $33‑million) and gross profit was $28‑million (2003 - $17‑million) for the nine months ended September 30.